FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS RECEIVES FDA CLEARANCE

OF IND TO BEGIN PHASE 2 CLINICAL DEVELOPMENT OF

PCS-499 IN NECROBIOSIS LIPOIDICA PATIENTS

HANOVER, MD – October 2, 2018 – Processa Pharmaceuticals, Inc. (OTC: PCSA), a clinical stage biopharmaceutical company developing products to improve the survival and/or quality of life for patients who have high unmet medical need conditions, announced today that the U.S. Food and Drug Administration (FDA) has granted Processa clearance to proceed with a Phase 2 clinical trial of PCS-499 in patients with Necrobiosis Lipoidica (NL) under a recently submitted Investigational New Drug (IND) application.

NL is a chronic, disfiguring condition affecting the skin and the tissue under the skin typically on the lower extremities with no currently approved FDA treatments. NL presents more commonly in women than in men and ulceration can occur in approximately 30% of NL patients. More severe complications can occur, such as deep tissue infections and osteonecrosis threatening life of the limb. Approximately 74,000 - 185,000 people in the United States and 200,000 – 500,000 people worldwide are affected by NL.

The degeneration of tissue occurring at the NL lesion site is caused by a number of pathophysiological changes which has made it extremely difficult to develop effective treatments for this condition. PCS-499 may provide a solution since PCS-499 and its metabolites affect a number of biological pathways, several of which contribute to the pathophysiology associated with NL.

“Since there are no approved treatments for this devastating condition, we are pleased that the FDA not only granted PCS-499 orphan designation for NL but also agreed with our proposal to move immediately to Phase 2. We plan to work closely with the FDA to efficiently demonstrate the efficacy and safety of the drug in this patient population,” said Dr. David Young, CEO of Processa Pharmaceuticals. “We hope that the IND clearance for the Phase 2 trial represents the first of many milestones for the PCS-499 NL program.”

Information about our Phase 2 trial in NL patients can be found at www.clinicaltrials.gov within the next 5-7 days.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc. was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The Company acquired the assets of Promet Therapeutics, LLC in October of 2017 and assembled a proven regulatory science development team, management team, and Board of Directors. The Processa drug development team members have been involved with more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. PCS-499 represents the first Processa drug that can potentially be used in a number of unmet medical need conditions. For more information, please visit http://www.processapharma.com

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

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